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                                                                   EXHIBIT 15.01

August 27, 2002

Flextronics International Ltd.
36 Robinson Road #18-01
City House
Singapore, 06887

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three month period ended June 30, 2002 as indicated in our report dated July 19, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Jose, California